Exhibit 2.2.4

ACKNOWLEDGMENT AND AMENDMENT NO. 4 to MASTER AGREEMENT
This Acknowledgment and Amendment No. 4 to Master Agreement (this “Amendment No. 4”) is made as of the 27th day of March, 2014, by and among ConAgra Foods, Inc., a Delaware corporation (“Oracle”), Cargill, Incorporated, a Delaware corporation (“Watson”) and CHS Inc., a Minnesota corporation (“Iris”), in connection with that certain Master Agreement, made as of the 4th day of March, 2013, as amended (the “Master Agreement”), by and among Oracle, Watson, Iris and HM Luxembourg S.à r.l., a Luxembourg S.à r.l. (“Newco”). Oracle, Watson and Iris are each referred to herein individually as a “Parent” and collectively as the “Parents.” Capitalized terms not otherwise defined herein will have the respective meanings assigned to them in the Master Agreement.
RECITALS
1.    In accordance with Section 9.02(a) of the Master Agreement, the Parents may amend the Master Agreement, and any such amendment will be binding upon each Parent if such amendment is set forth in a writing executed by any such Parent and such amendment will be binding upon Newco if such amendment or waiver is set forth in a writing executed by all Parents.
2.    The Parents desire to amend the Master Agreement to provide for certain changes to (i) the current forms of the Contribution Agreements, the Alliance Agreement, the Sky Charter and the Oracle Puerto Rico Charter , (ii) the current Outside Date, (iii) the balance sheet adjustment provisions and (iv) certain defined terms, in each case as further provided herein, and by their execution of this Amendment No. 4 the Parents intend for this Amendment No. 4 to be an amendment to the Master Agreement that is binding on all Parents and Newco.
3.    In connection with the Contemplated Transactions, the Parents desire for Sky and Sky GP to enter into the proposed Contracts described in Exhibit A on or prior to the Closing Date (the “Sky Pre-Closing Contracts”). In accordance with Section 5.01(b) of the Master Agreement, Watson and Iris desire that Oracle consents in writing to Sky’s and/or Sky GP’s execution and performance of the Sky Pre-Closing Contracts, and Oracle desires to deliver such consent.
5.    In the conduct of its Ordinary Course of Business, Oracle Mills and Oracle Puerto Rico entered into the Contracts described in Exhibit B prior to the Closing Date (the “Oracle Pre-Closing Contracts”). In accordance with Section 5.01(b) of the Master Agreement, Oracle desires that Iris and Watson consent in writing to and ratify Oracle Mills' and Oracle Puerto Rico's execution and performance of the Oracle Pre-Closing Contracts, and Iris and Watson desire to deliver such consent and ratification.

Accordingly, the Parents, intending to be legally bound, agree as follows:
I.Amendment of Ancillary Agreements.
(a)    The current form of the Oracle Contribution Agreement is hereby amended and restated in its entirety as set forth on Annex I-A.
(b)    The current form of the Watson Contribution Agreement is hereby amended and restated in its entirety as set forth on Annex I-B.
(c)    The current form of the Iris Contribution Agreement is hereby amended and restated in its entirety as set forth on Annex I-C.
(d)    The current form of the Alliance Agreement is hereby amended and restated in its entirety as set forth on Annex I-D.
(e)    The current form of the Sky Charter is hereby amended and restated in its entirety as set forth on Annex I-E.
(f)    The current form of the Oracle Puerto Rico Charter is hereby amended and restated in its entirety as set forth on Annex I-F.
II.Amendment of Master Agreement (Body).
(a)    Section 1.04 of the Master Agreement is hereby deleted in its entirety and replaced with the provisions set forth on Exhibit C.
(b)    The definition of "Master Sky Agreements" in Article X of the Master Agreement is hereby deleted in its entirety and replaced with the following:
"Master Sky Agreements" means (i) Iris Master Facility Lease Agreement between Cenex Harvest States Cooperatives and Sky, dated January 11, 2002, as amended, (ii) Watson Master Facility Lease Agreement between Watson and Sky, dated January 11, 2002, as amended, (iii) Grain Origination Agreement between Sky and Cenex Harvest States Cooperatives, dated January 11, 2002, as amended, (iv) Administrative Services Agreement between Sky and Watson, dated January 11, 2002, (v) Master Intellectual Property Agreement among Cenex Harvest States Cooperatives, Watson and Sky, dated January 11, 2002, (vi) Cash and DDL Settlement Agreement between Watson and Sky, dated February 11, 2008, as amended, (vii) Security Agreement between Sky and Watson, dated January 11, 2002, (viii) Master Confidentiality Agreement between Cenex Harvest States Cooperatives, Watson and Sky dated, January 11, 2002, (ix) Agency Agreement between Horizon GP and Cargill Canada Holdings III (2006) Inc. dated September 13, 2006, (x) Agency Agreement between Horizon GP and Cargill Canada Holdings III (2006) Inc. dated September 13, 2006, (xi) Agency Agreement between Horizon GP and

Cargill Canada Holdings III (2006) Inc. dated September 22, 2006, (xii) Agency Agreement between Horizon GP and Cargill Canada Holdings III (2006) Inc. dated October 31, 2011, (xiii) Letter Agreement Regarding Legal Services among Watson, Watson Limited, Iris Canada and Horizon GP dated September 23, 2006, (xiv) Cash and In-House Banking Settlement Agreement between Sky GP and Watson Limited dated September 23, 2006, (xv) Agreement for Services among Horizon, Horizon GP, Horizon Milling L.P., Watson and Watson Limited dated September 23, 2006, as amended, (xvi) Security Agreement between Horizon GP and Watson Limited dated September 23, 2006, (xvii) Master Intellectual Property Agreement among Iris Canada, Watson Limited and Horizon GP dated July 19, 2006, (xviii) Master Confidentiality Agreement among Iris Canada, Cargill Canada Holdings III (2006) Inc. and Horizon GP dated July 19, 2006, and (xix) Formation Agreement between Iris and Watson dated January 11, 2002, as amended.
(c)    Section 8.01(b) of the Master Agreement is hereby deleted in its entirety and replaced with the following:
"by any Parent if the Closing will not have been consummated by June 30, 2014 (the “Outside Date”); provided, however, that if the only reason that such Closing has not taken place by such date is a failure of the condition set forth in Section 6.01(e) to be satisfied or waived, then Oracle or Watson shall have the right by providing written notice to the other Parties on or before June 30, 2014 to extend the Outside Date to September 30, 2014; provided, further, that a Parent may not terminate this Agreement pursuant to this Section 8.01(b) if the Closing has not been consummated by such date by reason of the failure of such Parent to perform, or to cause its Affiliates to perform, in all material respects any of its or their respective covenants or agreements contained in this Agreement."
III.Sky Pre-Closing Contracts. Oracle hereby acknowledges and consents to Sky’s and/or Sky GP’s execution of and performance under the Sky Pre-Closing Contracts, with such changes, supplements or amendments as may be mutually deemed necessary or appropriate by the Parents.
IV.Oracle Pre-Closing Contracts. Iris and Watson hereby acknowledge, consent to and ratify Oracle Mills' and Oracle Puerto Rico's execution of and performance under the Oracle Pre-Closing Contracts, with such changes, supplements or amendments as may be mutually deemed necessary or appropriate by Oracle.
V.Effect of Amendment. Except as specifically amended as set forth above, the Master Agreement shall continue in full force and effect. Nothing in this Amendment No. 4 shall be construed to amend, modify or waive any provision of the Master Agreement other than those specifically amended or modified as set forth above.

VI.Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Amendment No. 4. Whenever required by the context, any pronoun used in this Amendment No. 4 will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. The use of the words “include” or “including” in this Amendment No. 4 will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Amendment No. 4. In the event an ambiguity or question of intent or interpretation arises, this Amendment No. 4 will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Parent by virtue of the authorship of any of the provisions of this Amendment No. 4.
VII.Governing Law. Any Proceedings arising out of or relating to this Amendment No. 4 will be subject to Section 9.08 of the Master Agreement.
VIII.Counterparts; Effectiveness. This Amendment No. 4 may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Parent), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Amendment No. 4, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manners and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Parent, the other Parents will re-execute original forms thereof and deliver them to the requesting Parent. No Parent will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Parent forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parents have caused this Amendment No. 4 to Master Agreement to be duly executed by their respective authorized officers on the day and year first above written.

CONAGRA FOODS, INC.

/s/ Bill J. Hahn
Name:    Bill J. Hahn
Title:    VP – M&A

CARGILL, INCORPORATED

/s/ John E. Geisler
Name:    John E. Geisler
Title:    Corporate VP and CIO

CHS INC.

/s/ Mark L. Palmquist
Name:    Mark L. Palmquist
Title:    Executive VP & COO

Exhibit A
Sky Pre-Closing Contracts
1.    Client Agreement, dated March 13, 2014, by and between J.P. Morgan Securities LLC and Sky LLC
2.    Client Agreement, dated March 13, 2014, by and between J.P. Morgan Securities LLC and Sky ULC
3.    Diesel Risk Management Advisory Agreement, dated January 22, 2014, by and between Cargill Commodity Services, Inc. d/b/a Cargill Energy Services, Sky and Watson.
4.    North American Energy Standards Board Base Contract for Sale and Purchase of Natural Gas, dated January 22, 2014, by and between Sky and Watson.
5.    Power Risk Management Advisory Agreement, dated January 22, 2014, by and between Cargill Commodity Services, Inc. d/b/a Cargill Energy Services, Sky and Watson.
6.    Physical Power Origination Agreement, dated January 22, 2014, by and between Watson and Sky.

Exhibit B
Oracle Pre-Closing Contracts

1.    Distribution Agreement, dated October 1, 2013, between Oracle Puerto Rico and Alamo Caribe Bakery Distributors, Inc.
2.    Business Development Agreement, dated October 1, 2013, among Oracle Puerto Rico, Alamo Caribe Bakery Distributors, Inc., Able Sales Company, Inc. and Ponce Caribbean Distributors, Inc.
3.    Distribution Agreement, dated March 11, 2014, between Oracle Puerto Rico and Ballester Hermanos, Inc.
4.    Asset Purchase Agreement, dated November 13, 2013, among Monsanto Company, ConAgra Foods Food Ingredients Company, Inc. and Highland Specialty Grains Inc.
5.    Right of First Refusal, Seed License and Joint Marketing Agreement, dated November 13, 2013, between ConAgra Foods Food Ingredients Company, Inc. and Highland Specialty Grains Inc.

Exhibit C
Revised Section 1.04 of the Master Agreement
1.04    Balance Sheet Adjustment.
(a)    Estimate Statement. No less than 10 Business Days prior to the Closing Date, each of Oracle and Watson will provide to each other (in each case, with a copy to Iris) a statement (each individually, an “Estimate Statement”) with such Parent’s good faith estimate of the Closing Working Capital of Oracle and Closing Working Capital of Sky, respectively (the “Estimated Oracle Closing Working Capital” and the “Estimated Sky Closing Working Capital,” respectively). Each Estimate Statement will be prepared by such Parent on an unaudited basis, and all calculations thereon will utilize the same presentation format, apply the same accounting principles, practices, methodologies and policies as are utilized in the Financial Statements of Oracle or Sky, as the case may be (the “Accounting Principles”), and will be adjusted for any mutually agreed and commercially reasonable adjustments (with the Parties agreeing to negotiate in good faith) related to material differences between the Parents’ Accounting Principles (which may include changes to Schedule 1.04.1 and Schedule 1.04.2). Following the delivery of the Estimate Statements, the Parties will work together, including making arrangements for the relevant Parent (or a Subsidiary thereof, including the applicable Shareholder) (such Person, the “Retaining Person”) to retain the benefits and burdens of ownership with respect to an identified dollar amount of receivables or payables (and this may include retaining ownership of such receivables or payables for Tax purposes or otherwise), to ensure that the working capital balances as estimated above that are to be contributed as part of the Contemplated Transactions equal relative contributions of 44% Oracle, 44% Watson, and 12% Iris. Any receivable or payable balance retained by a Retaining Person pursuant to this Section 1.04(a) shall be treated as never having been transferred to Newco (whether directly or indirectly via a Contributed Subsidiary) and, to the extent that Sky comes to hold (directly or indirectly) nominal title to any such receivable or payable, Sky shall be deemed to have acted as the agent of the Retaining Person with respect to such receivable or payable and therefore shall not report the taxable income associated with such receivable or deduct the amount of such payable but instead shall provide to the Parent information to permit the Retaining Person to report such amount on its own tax return. Any amounts received or paid by Sky with respect to such receivables or payables shall be first allocated by Sky to the retained amounts until amounts to be received have been collected and transferred to the applicable Retaining Person or all amounts required to be paid have been paid by Sky, as the case may be.
(b)    Final Statement. No later than 60 days after the Closing Date, Oracle and Watson will cause to be prepared and delivered to each other Parent a statement of the Closing Working Capital of Oracle and Closing Working Capital of Sky, respectively (each, a “Final Statement,” and such Closing Working Capital amounts, as finally determined pursuant to this Section 1.04, with respect to Oracle, the “Final Oracle

Closing Working Capital”, with respect to Sky, the “Final Sky Closing Working Capital” and, each individually, a “Final Closing Working Capital Amount”). Each Final Statement will be prepared by such Parent on an unaudited basis and apply the applicable Accounting Principles and adjustments, if any, agreed under Section 1.04(a). If either Oracle, on the one hand, or Watson and Iris, on the other hand, disagree with the other side’s (it being understood that references to “side” in this Section 1.04 will be deemed to be to Oracle, on the one hand, or Watson and Iris, on the other hand) calculation of any of the items in such other side’s Final Statement as delivered, the disagreeing side may, within 60 days after delivery of such Final Statement by the other side, deliver a written notice to such other Parent(s) that specifies in reasonable detail the items or amounts disputed, the basis therefor and the value proposed to be assigned to such items or amounts (an “Objection Notice”). A side will be deemed to have agreed with all items and amounts for which no Objection Notice is delivered within such 60-day period. If an Objection Notice is delivered by either side, the Parents will, during the 60 days following delivery of the Objection Notice, promptly begin discussions in an attempt to agree on a calculation of the disputed Closing Working Capital amount. For purposes of complying with the terms set forth in this Section 1.04, each Parent will cooperate with and make available to the other Parents and their representatives as promptly as practicable in consideration of the time requirements set forth in this Section 1.04 all information, records, data and working papers, and will permit access to its facilities and personnel, as may reasonably be requested in connection with the preparation and analysis of the calculations of a Closing Working Capital amount, including with respect to any valuations or calculations to be performed in connection therewith. The Parents will jointly prepare a statement as to those items or amounts in dispute that they have agreed to and the resolution thereof. If the Parents are unable to agree upon any calculation of a Closing Working Capital amount, then Section 1.04(c) will apply.
(c)    Dispute.
(i)    If the Parents are unable to agree upon the calculation of any Closing Working Capital amount within the 60-day period following the delivery of an Objection Notice by a Parent, then the Parents jointly will engage a mutually acceptable accounting firm of nationally recognized reputation (the “Accounting Firm”) to resolve those items or amounts that remain in dispute. Promptly, but in no event later than 60 days following its engagement, the Accounting Firm will determine, based solely on written submissions by Oracle, on the one hand, and Watson and Iris, on the other hand, only those issues in dispute and will render a written report as to the resolution of the dispute and the resulting computation of the disputed Closing Working Capital amount. In resolving any disputed item, the Accounting Firm will consider only those items or amounts in the applicable Final Statement as to which the Parents continue to disagree, and the Accounting Firm will be bound by the provisions of this Section 1.04 and must assign a value to each such item equal to the value for such item claimed by Oracle, on the one hand, or Watson and Iris, on the other hand. The Parents will bear the fees and expenses of the Accounting Firm in the following proportions: 44% for Oracle, 44% for Watson, and 12% for Iris.
(ii)    Each Parent will cooperate with the Accounting Firm in its valuation process and will share any relevant materials it has regarding valuation with the Accounting Firm and the other Parents, and each Parent will cooperate in good faith to cause the Accounting Firm to deliver to the Parents within 60 Business Day of its engagement the Accounting Firm’s determination of the value of each disputed item in the computation of Closing Working Capital. The values determined in accordance with this Section 1.04(c) will be final and binding for the purposes of this Agreement.
(d)    Adjustment Payments.
(i)    If the Final Oracle Closing Working Capital, as finally determined pursuant to this Section 1.04, is greater than the Estimated Oracle Closing Working Capital (as adjusted by Section 1.04(a)), then Sky will, within 5 Business Days after such final determination, pay to Oracle Mills the amount of such excess by the wire transfer of immediately available funds to the bank account designated in writing by Oracle. Any amounts paid pursuant to this Section 1.04(d)(i) shall deemed to have been paid from the collection of receivables that shall have been deemed to have been retained by the applicable Shareholder, and not from the proceeds of any borrowing by Newco or any Subsidiary of Newco.
(ii)    If the Final Oracle Closing Working Capital, as finally determined pursuant to this Section 1.04, is less than the Estimated Oracle Closing Working Capital as adjusted by Section 1.04(a), then Oracle will, within 5 Business Days after such final determination, cause Oracle Mills to pay to Sky the amount of such shortfall by the wire transfer of immediately available funds to the bank account designated in writing by Sky.
(iii)    If Watson’s proportionate share of Final Sky Closing Working Capital, as finally determined pursuant to this Section 1.04, is greater than Watson’s proportionate share of the Estimated Sky Closing Working Capital (as adjusted by Section 1.04(a)), then Sky will, within 5 Business Days after such final determination, pay to Watson the amount of such excess by the wire transfer of immediately available funds to the bank account designated in writing by Watson. Any amounts paid pursuant to this Section 1.04(d)(iii) shall deemed to have been paid from the collection of receivables that shall have been deemed to have been retained by the applicable Shareholder, and not from the proceeds of any borrowing by Newco or any Subsidiary of Newco. For purposes of this Section 1.04(d), Watson’s “proportionate share” of any amount will be determined by reference to Watson’s respective ownership interest in Sky and Sky Canada immediately prior to the Closing.

(iv)    If Watson’s proportionate share of the Final Sky Closing Working Capital, as finally determined pursuant to this Section 1.04, is less than Watson’s proportionate share of the Estimated Sky Closing Working Capital (as adjusted by Section 1.04(a)), then Watson will, within 5 Business Days after such final determination, pay to Sky the amount of such shortfall by the wire transfer of immediately available funds to the bank account designated in writing by Sky.
(v)    If Iris’ proportionate share of Final Sky Closing Working Capital, as finally determined pursuant to this Section 1.04, is greater than Iris’ proportionate share of the Estimated Sky Closing Working Capital (as adjusted by Section 1.04(a)), then Sky will, within 5 Business Days after such final determination, pay to Iris the amount of such excess by the wire transfer of immediately available funds to the bank account designated in writing by Iris. Any amounts paid pursuant to this Section 1.04(d)(v) shall deemed to have been paid from the collection of receivables that shall have been deemed to have been retained by the applicable Shareholder, and not from the proceeds of any borrowing by Newco or any Subsidiary of Newco. For purposes of this Section 1.04(d), Iris’ “proportionate share” of any amount will be determined by reference to Iris’ respective ownership interest in Sky and Sky Canada immediately prior to the Closing.
(vi)    If Iris’ proportionate share of the Final Sky Closing Working Capital, as finally determined pursuant to this Section 1.04, is less than Iris’ proportionate share of the Estimated Sky Closing Working Capital (as adjusted by Section 1.04(a)), then Iris will, within 5 Business Days after such final determination, pay to Sky the amount of such shortfall by the wire transfer of immediately available funds to the bank account designated in writing by Sky.
(vii)    Tax Treatment of Adjustment Payments. Notwithstanding anything to the contrary set forth in this Agreement, (i) any payment made by a Parent or its Subsidiary pursuant to Section 1.04(d) shall not be treated as a separate contribution to Newco (or its Subsidiaries), but shall be considered part of the Conveyances or contributions described in Section 5.08(ii) through 5.08(vi) and shall have been included in the contributing Shareholder’s initial Capital Account, and (ii) the amount of any adjustment in Section 1.04(d) that is treated as a return of excess contributions shall have been netted against the relevant Shareholder’s initial contribution of Closing Working Capital for purposes of determining that Shareholder’s initial Capital Account pursuant to the applicable sections of the Alliance Agreement. Consistent with the provisions of the preceding sentence and of Section 1.04(a), if excess Closing Working Capital is returned to a Parent or its Subsidiary (because the Parent or Subsidiary transferred excess Closing Working Capital to Newco), such excess amount shall be treated as having been erroneously transferred to Newco (or its Subsidiaries) as part of the assets or liabilities held by a Contributed Subsidiary, and Sky shall be deemed to have acted as the agent of such Parent or its Subsidiary with respect to such excess amount and therefore shall not report the taxable income associated with such Closing Working Capital but instead shall provide to the Parent information to permit such Parent or its Subsidiary to report such amount on its own tax return.